EXHIBIT 23(A)



August 7, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Aluminum Company of America

We are aware that our reports, dated April 8, 1998 and July 7, 1998 except for
Note I, for which the date is August 5, 1998, of our review of interim financial information of Aluminum Company of America (the "Company") and subsidiaries for the three-month ended March 31, 1998 and the three-month and six-month periods ended June 30, 1998 and included in the Company's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in this Registration Statement on Form S-4 for the registration of Debt Securities. Pursuant to Rule 436(e) under the Securities Act of 1933, these reports should not be considered as part of a registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                               /s/ PricewaterhouseCoopers LLP